EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-44854), as amended (File No. 333-147730, File No. 333-160465 and File No. 333-183422), of Perficient, Inc. of our report dated June 25, 2013 with respect to the statements of net assets available for benefits of The Perficient, Inc. 401(k) Employee Savings Plan as of December 31, 2012 and 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2012, and the related supplemental schedule, line 4i- schedule of assets (held at end of year) as of December 31, 2012 which appears in the December 31, 2012 annual report on Form 11-K of The Perficient, Inc. 401(k) Employee Savings Plan.

/s/ Brown Smith Wallace, LLC

St. Louis, Missouri
June 25, 2013